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Exhibit 5.1
May 13, 2021
Board of Directors
Cerecor Inc.
540 Gaither Road, Suite 400
Rockville, Maryland 20850

Ladies and Gentlemen:

We are acting as counsel to Cerecor Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 500,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), all of which Shares are issuable pursuant to the Cerecor Inc. 2016 Employee Stock Purchase Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs.). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a duly authorized committee thereof, the Plan and any underlying award agreements or letters, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We

Cerecor Inc. May 13, 2021 Page 2

assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ TROUTMAN PEPPER HAMILTON SANDERS LLP

TROUTMAN PEPPER HAMILTON SANDERS LLP